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                                                                     Exhibit 3.3

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING

            AMERICAN RAILCAR INDUSTRIES, INC., A MISSOURI CORPORATION

                                      INTO

            AMERICAN RAILCAR INDUSTRIES, INC., A DELAWARE CORPORATION

      American Railcar Industries, Inc., a corporation organized and existing under the laws of the State of Missouri ("Parent")

DOES HEREBY CERTIFY:

FIRST: That Parent was organized pursuant to the provisions of the General Business and Corporation Law of the State of Missouri, on the 23rd day of May, 1988.

SECOND: That Parent owns 100% of the outstanding shares of the capital stock of American Railcar Industries, Inc. ("American Railcar Delaware"), a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on the 16th day of November, 2005.

THIRD: That the Board of Directors of Parent at a meeting held on the ___ day of January 2006, determined to merge the corporation into said American Railcar Delaware and did adopt the following resolutions:

RESOLVED, that Parent merge itself with and into American Railcar Delaware such that American Railcar Delaware shall be the surviving corporation and assume all of the obligations of Parent.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:
(i) each share of Parent Common Stock, $.01 par value, issued and outstanding shall be converted into and be deemed to become 9,328.083 shares of American Railcar Delaware Common Stock, $.01 par value, provided that any fractional shares to be issued to each stockholder of the Corporation pursuant to such conversion shall be rounded to the nearest whole number of shares; (ii) each share of Parent New Preferred Stock, $.01 par value, issued and outstanding shall be converted into and be deemed to become one share of American Railcar Delaware New Preferred Stock, $.01 par value; (iii) all of the shares of American Railcar Delaware Common Stock held by Parent shall be surrendered and canceled; and (iv) the holders of shares of Common Stock and New Preferred Stock of Parent shall have no further claims of any kind or nature.

FURTHER RESOLVED, that the foregoing resolution to merge be submitted to the stockholders of this corporation for approval, and in the event that the holders of at least

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two thirds of the stock of this corporation vote in favor of the resolution, in accordance with Missouri General and Business Corporation Law, that the merger shall be deemed approved.

FOURTH: That this merger has been approved by the holders of all of the outstanding shares of stock of Parent by written consent in lieu of a meeting.

IN WITNESS WHEREOF, said Parent has caused this Certificate to be signed by an authorized officer this _____________ day of January 2006.

By:__________________________
Authorized Officer
Name: James J. Unger
Title: President and Chief Executive Officer